Exhibit 10.16

SEPARATION AGREEMENT

AND GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into on December 14, 2004 by and between BILL L. FAIRFIELD (“Fairfield”) and SITEL CORPORATION (“SITEL”).

     SITEL and Fairfield have mutually agreed to end their employer-employee relationship.  This Agreement is intended to provide the terms of the mutual separation.

     1.  Resignation.  Fairfield hereby resigns effective December 31, 2004 (the “Effective Date”) from all positions he holds as a director and/or officer of SITEL Corporation and any of its subsidiaries or joint ventures or investments (collectively the “related entities”).  Fairfield shall promptly deliver any separate documents further evidencing such resignations as SITEL may request.  SITEL will provide Fairfield with an advance copy of the press release and internal communication which SITEL intends to issue promptly following execution of this Agreement.

     2.  Compensation.  As a material inducement to Fairfield to enter into this Agreement, SITEL agrees to:

          (a)    pay Fairfield the equivalent of twelve (12) months of Fairfield’s current annual base salary ($400,000) in equal installments and on the dates which correspond to SITEL’s regular paydays from and after the Effective Date through December 31, 2005.  If Fairfield accepts other full-time employment with another company in which he serves as a senior executive or a full-time consulting arrangement with another company in which he consults with senior executives at any time prior to December 31, 2005 (“replacement arrangement”), Fairfield shall immediately advise SITEL of the name of such company and the compensation payable to Fairfield under such replacement arrangement.  The compensation payable to Fairfield under this Paragraph 2(a) after the date that Fairfield begins providing services to such other company under such replacement arrangement shall be reduced on each payment date by the amount of any cash compensation paid or payable to Fairfield under such replacement arrangement during such time period.  For avoidance of doubt, this provision concerning replacement arrangement is not intended to and does not include teaching positions or short-term consulting engagements (thee months or less with any particular company); and

         (b)    pay the same portion of the premium costs associated with continued medical and dental insurance coverage of Fairfield and his family under COBRA, on the dates such payments come due for the twelve (12) period through December 31, 2005, as SITEL paid when Fairfield was a SITEL employee (with Fairfield paying the same contribution he had been paying as a SITEL employee), provided that Fairfield timely elects continued medical and dental insurance coverage under COBRA and subject to the customary terms applicable to such continued insurance coverage under COBRA.

    Any vacation time accrued for the year 2004 in accordance with SITEL policy and not taken by Fairfield shall be included in Fairfield’s last regular payroll check for the period ended December 31, 2004.  Fairfield acknowledges that he is not entitled to any bonus in respect of 2004 or any prior year.

     With respect to any other SITEL benefit plans in which Fairfield participated prior to the Effective Date, Fairfield’s participation in such plans shall end as of the Effective Date and Fairfield shall be entitled to such benefits as may be payable to him in accordance with and subject to the terms and conditions of such plans as in effect from time to time.  SITEL acknowledges that Fairfield is vested in his contributions to SITEL’s non-qualified Executive Wealth Accumulation Plan and earnings thereon, and that the balance of Fairfield’s account under such plan shall be paid out to Fairfield promptly and in any event within the 60 days provided by such plan in accordance with Fairfield’s lump-sum election on file with SITEL.

     3.     Consulting.     During the twelve (12) month period ending December 31, 2005, Fairfield shall provide consulting services to SITEL as reasonably requested from time to time by SITEL’s Chief Executive Officer in the latter’s discretion.  SITEL shall pay Fairfield a total of $1.00 for such consulting services, payable at the time of the first post-Effective Date payment specified in Paragraph 2(a).  The parties anticipate that Fairfield’s time commitment hereunder will not exceed 10 hours per month.  SITEL acknowledges that Fairfield has other business, community and personal commitments and responsibilities and confirms that reasonable efforts will be made so that Fairfield can provide these consulting services to SITEL at times which are not in conflict with Fairfield’s other time commitments and responsibilities.  Fairfield shall be reimbursed for all reasonable out-of-pocket expenses in connection with his consulting services pursuant to this Paragraph 3 which are approved in advance by SITEL’s Chief Executive Officer and incurred and reported in accordance with SITEL’s policies and procedures.

     4.     Effect on Options.     As of the date of this Agreement, Fairfield has options to purchase a total of 315,000 shares of common stock of SITEL.  Of these options, 115,000 were issued to Fairfield when he was a non-employee director, all of which are vested and will continue in accordance with their terms after the Effective Date (the “non-employee director options”) and the remaining 200,000 were issued to Fairfield after he became an executive of SITEL and by their terms would expire either concurrently with or within 90 days after the Effective Date (the “employee options”).  Pursuant to an Amendment to Option Agreement to be executed as of December 31, 2004, SITEL intends to permit the accelerated vesting and continuance of the employee options for the period specified in such amendment.

     Fairfield acknowledges that following the Effective Date he will accrue no further interest in any options to purchase stock of SITEL and that his only rights to exercise SITEL stock options shall be those specified in the original option agreements, as amended in the case of the employee options by the Amendment to Option Agreement.  For purposes of clarity, Fairfield’s options are as follows:

Number of	Option		Expiration
Options	Price	Grant Date	Date	Type

4,000	$4.390625	7/3/1995	7/3/2005	Non-employee director options
4,000	$19.50	7/3/1996	7/3/2006	Non-employee director options
12,000	$16.8125	6/6/1997	6/6/2007	Non-employee director options
67,000	$4.78125	1/18/1999	1/18/2009	Non-employee director options
18,000	$2.71875	5/6/1999	5/6/2009	Non-employee director options
10,000	$2.51	5/4/2001	5/4/2011	Non-employee director options
200,000	$2.765	3/14/2002	3/14/2012	Employee options

     5.     SITEL’s Confidential Information.    Fairfield acknowledges that all Confidential Information (defined below) acquired by Fairfield during his director and employment relationships with SITEL shall remain exclusively the proprietary property of SITEL.  Through the Effective Date, Fairfield shall maintain such Confidential Information as strictly confidential and use it solely for the benefit of SITEL.  From and after the Effective Date, Fairfield shall continue to maintain the strict confidentiality of, and shall not disclose or use, such Confidential Information.

     “Confidential Information” as used in this Agreement means (a) information from of concerning SITEL’s (as wall as that of its related entities) products, services, current or future activities and plans relating to development, production or sales including the timing of such matters, production, or design secrets, technical design or specifications of products, intellectual property, research and development, processes, systems, marketing and other business strategies and tactics, procurement practices, pricing techniques and models, contract forms, contract pricing and other terms, requirements, costs, profit margins, discounts, rebates, finances, financial statements, and other financial information, credit history, policies, contracts, books, records and documents; (b) names of SITEL’s (as well as that of its related entities) clients, vendors and strategic partners and other information concerning such clients, vendors and strategic partners and their respective and businesses, products, services, current or future activities and plans relating to development, production or sales including the timing of such matters, productions or design secrets, technical design or specifications of products, intellectual property, research and development, processes, systems, marketing and other business strategies and tactics, procurement practices, pricing techniques and models, contract forms, contract pricing and other terms, requirements, costs, profit margins, discounts, rebates, finances, financial statements, and other financial information, credit history, policies, contacts, books, records and documents, and for avoidance of doubt includes all information which is covered by confidentiality agreements executed by SITEL with or for the benefit of such clients, vendors and/or strategic partners; (c) all information of or about SITEL (or of or about any of its related entities) which is marked confidential or proprietary; and (d) all other information which a reasonable person would understand is confidential and/or proprietary to SITEL or a related entity and which if disclosed would likely cause significant harm to SITEL.  All information referenced above shall be protected as Confidential Information regardless whether it is written or oral and regardless of the media in which it is contained or by which it was communicated.  The term “Confidential Information” shall not include information which Fairfield can demonstrate is generally known to the public (other than as a result of disclosures by Fairfield in breach of his confidentiality obligations to SITEL).

     6.     Full Consideration.     Fairfield expressly acknowledges that the compensation provided in Paragraph 2 includes consideration for the settlement, waiver, release, and discharge or any and all claims Fairfield may have against SITEL as well as its related entities and include all claims arising under the common law or under federal, state or local statute, law or regulation, or cause of action, regarding discrimination based on race, color, religion, sex, disability, national origin, political affiliation, veteran status, marital status, or sexual orientation, retaliation, claims arising under the Age Discrimination and Employment Act, Older Workers Benefit Protection Act, Family and Medical Leave Act, Title VII, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act and any and all claims for compensation, bonuses, severance pay, vacation pay, expense reimbursement, attorneys fees and costs, breach of contract, wrongful discharge, interference with contract, intentional or negligent infliction of emotional distress, defamation, promissory estoppel, detrimental reliance, or any other reason established by the common law or by federal, state, or local laws.

     7.     Cooperation.  If any matters for which Fairfield was responsible during his employment remain pending as of the date of this Agreement, Fairfield agrees to provide any cooperation or assistance reasonably needed by SITEL to complete such matters.  If any claims, actions or proceedings involving or affecting SITEL or its related entities, or its or their respective officers, agents and employees, arise which pertain to any period, transaction or occurrence prior to and including the Effective Date and in respect of which SITEL reasonably believes Fairfield’s assistance or cooperation will be advisable, Fairfield agrees to cooperate fully with SITEL in investigating, preparing and testifying in respect of such claims, actions or proceedings.  Fairfield’s assistance and cooperation shall be provided without further consideration beyond that provided in Paragraph 2 of this Agreement but Fairfield shall be reimbursed for all reasonable out-of-pocket expenses in connection with such assistance and cooperation which are approved in advance by SITEL’s Chief Executive Officer and incurred and reported in accordance with SITEL’s policies and procedures.

     8.     Return of Property.  Fairfield shall promptly return to SITEL all property of SITEL which remains within Fairfield’s possession or control, including without limitation, as applicable, keys, access cards, passwords, corporate credit cards, corporate phone cards, computers, cellular phones, and automobiles.

     9.     Non-Competition.  Fairfield acknowledges that SITEL would not be willing to pay the compensation provided in Paragraph 2 or to engage Fairfield’s consulting services pursuant to Paragraph 3 or to permit the continued holding of certain options pursuant to Paragraph 4 if Fairfield, prior to December 31, 2005, directly or indirectly, whether for his own account of for or with (whether as agent, consultant, independent contractor, owner, partner or otherwise) any other person or any entity whatsoever which is or intends to be engaged in providing outsourced contact center services engages in any of the activities described below in this Paragraph 9:

          (a)     Solicitation of Clients.  Solicit, interfere in a harmful way with SITEL’s business relationship with, or endeavor to entice away from SITEL, any person or any entity of any kind whatsoever, in any geographic area of the world where SITEL has done business, which was or is a client of SITEL, for which SITEL performed services, with respect to any business, product or service that is competitive to the products or services offered by SITEL, or under development by SITEL, as of December 31, 2004 (the date of separation of Fairfield’s employment relationship with SITEL).  This restriction shall apply only to such clients of SITEL as were served by SITEL at any time during the one (1) year period prior to December 31, 2004;

          (b)     Solicitation of Prospective Clients.  Solicit, interfere in a harmful way with SITEL’s attempted business relationship with, or endeavor to entice away from SITEL, any person or any entity of any kind whatsoever, in any geographic area of the world where SITEL has done business, which was a prospective client of SITEL, with respect to any product or service that is competitive to the products or services offered by SITEL, or under development by SITEL, as of December 31, 2004.  This restriction shall apply only to such prospective clients of SITEL as were listed as a prospect of SITEL as of December 31, 2004 on any internal pipeline of SITEL to which Fairfield had access;

          (c)     Solicitation of Employees.  Solicit or endeavor to induce any of SITEL’s employees or consultants, who were in the employ or retainer of SITEL as of December 31, 2004, to terminate their relationship with SITEL, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage, or take away employees or consultants of SITEL, either for Fairfield or for any other person or entity;

          (d)     Solicitation of Prospective Employees.  Solicit, interfere in a harmful way with SITEL’s attempted employment or retention of, or endeavor to entice away from employment with SITEL any person with whom SITEL had engaged in discussions concerning employment or consulting arrangements during the six (6) months period prior to December 31, 2004, and with whom Fairfield had personal contact or knowledge as to SITEL’s discussions with such person.

          (e)     Solicitation of Other Business Relations.  Induce or attempt to induce any supplier, business partner, licensor, licensee, or other business relation of SITEL to cease doing business with SITEL, or interfere in a harmful way with the relationship between any such supplier, business partner, licensor, licensee, or other business relation and SITEL;

          (f)     Disclosure or Use of Confidential Information.  Communicate, divulge, use or disclose for use by any person or any other entity whatsoever, any Confidential Information (as defined in Paragraph 5); or

          (g)     Advise or Recommend Activities.  Advise or recommend to any other person or any other entity whatsoever that they engage in any activity which Fairfield is restricted from engaging in under subsections (a) through (f) above.

     If Fairfield breached this Paragraph 9 in any respect, Fairfield shall not be entitled to any payments coming due under Paragraph 2 on any regular payday date after such breach (and shall immediately return to SITEL on demand any payments already received by Fairfield pursuant to Paragraph 2 on or after such breach) and SITEL shall have the right to terminate the employee options in accordance with the Amendment to Option Agreements.

     For avoidance of doubt, the foregoing provisions are not intended to, and do not, include indirect involvement consisting solely of Fairfield’ beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, of 2% or less of the outstanding securities of any class of securities issued by a publicly-traded entity.

     If Fairfield has any doubts about whether an activity he wishes to engage in may breach this paragraph 9 he may provide at least 10 working days advance written notice of the proposed activity to SITEL (to the separate attention of the CEO and the General Counsel at 7277 World Communications Drive, Omaha, Nebraska 68122) including full details.  If Fairfield has provided such notice (with the required full details) and SITEL has not delivered its response (which may be positive, negative, or indicate that additional details are needed) within 10 working days after SITEL received the notice in accordance with such provisions, then if Fairfield proceeds with such activity in strict accordance with such notice such activity will not be considered as breaching this Paragraph 9.

     10.     Non-Admission.  This agreement shall not in any way be construed as an admission by SITEL, it officers, agents, or employees, of any wrongful or unlawful act or omission whatsoever against Fairfield or any other person, or by Fairfield of any wrongful or unlawful act or omission whatsoever against SITEL or any other person.  SITEL specifically disclaims any liability to, or wrongful or unlawful act or omission against, Fairfield or any other person on the part of itself, its officers, agents or employees.

     11.     Waiver.  As a material inducement to SITEL to enter into this Agreement, Fairfield represents to SITEL that he has not filed any lawsuits, charges, or complaints with any local, state or federal agency or court of law arising from his relationship with SITEL, including the mutual termination of such relationship.  Fairfield further represents to SITEL that, subject to SITEL’s compliance with the terms of this Agreement, he will not seek to recover any monetary damages against SITEL.

     12.     Intent.  The parties understand and agree that the overriding and controlling intent of this Agreement is to accomplish a full release of all claims or actions Fairfield has or might have against SITEL or any related entity, or which SITEL or any related entity has or might have against Fairfield, for any wrongful, unlawful or unfair act or omission up to and including the date of the execution of this Agreement.  Fairfield, for himself and his successors and assigns, does hereby release, settle, acquit and forever discharge SITEL, and any related entity, its and their officers, agents and employees, and SITEL, for itself and its successors and assigns, does hereby release, settle, acquit and forever discharge Fairfield, of and from any and all claims, actions, causes of action, rights, demands, debts, damages, grievances, or any action of whatever nature, known or unknown, arising from or in any way connected with the employment relationship between the parties, any actions taken by SITEL or any related entity or Fairfield during the employment relationship, the termination of that relationship and any other dealings of any kind between Fairfield and SITEL or any related entity up to the Effective Date.

     13.     Knowing and Voluntary.  Fairfield expressly acknowledges that he understands all the provisions of this Agreement and that he is knowingly and voluntarily entering into this Agreement.  Fairfield further acknowledges that SITEL has encouraged and given him the opportunity to thoroughly discuss all aspects of this Agreement with his attorney and other advisors before signing this Agreement.

     14.     Governing Law.  This Agreement is made and entered into in the State of Nebraska and shall in all respects be interpreted, enforced, and governed under the laws of said State.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties hereto.

     15.     Effect of Invalidity.  If any provision of the Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the legality, validity, and enforceability of the remaining provisions shall not be affected thereby, and such illegal, invalid, void or unenforceable or invalid provision shall be deemed not a part of this Agreement.

     16.     Entire Agreement.  This Agreement sets forth the entire agreement between the parties and, unless otherwise specified herein, fully supersedes any and all prior agreements or understandings between the parties as to Fairfield’s employment.  SITEL acknowledges that the Indemnification Agreement dated on or about July 3, 1995 relating to Fairfield’s service as a director and later an officer of SITEL remains in effect according to its existing terms and conditions.

     17.     Opportunity to Review.  Fairfield expressly acknowledges that SITEL has advised him that he may take up to twenty-one (21) days in which to review the terms of this Agreement, and that following his execution of this Agreement, he has an additional seven (7) days in which to revoke his agreement.  Any such revocation shall not affect the resignations tendered by Fairfield pursuant to Paragraph 1, which any shall remain in full force and effect from the date thereof.

/s/ Bill L. Fairfield
BILL L. FAIRFIELD

SITEL CORPORATION
By:	/s/ James F. Lynch
James F. Lynch, CEO